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                                                                    EXHIBIT 3.19

                            ARTICLES OF ORGANIZATION
                                       OF
                            OCB LEASING COMPANY, LLC

         The undersigned organizer, being a natural person 18 years of age or older, in order to form a limited liability company under Minnesota Statutes, Chapter 322B, hereby adopts the following Articles of Organization:

                                    ARTICLE 1
                                      NAME

         The name of this Company is OCB Leasing Company, LLC.

                                    ARTICLE 2
                            REGISTERED OFFICE ADDRESS

         The registered office of the Company is located at 1460 Buffet Way, Eagan, Minnesota 55121.

                                    ARTICLE 3
                            NAME/ADDRESS OF ORGANIZER

         The name and address of the organizer of this Company is as follows:

                               Jed D. Larkin
                               Buffets, Inc.
                               1460 Buffet Way
                               Eagan, MN 55121

                                    ARTICLE 4
                                      TERM

         Unless dissolved earlier according to law, this Company shall have a perpetual existence from and after the date these Articles of Organization are filed with the Minnesota Secretary of State.

                                    ARTICLE 5
                                CUMULATIVE VOTING

         No member of this Company shall have cumulative-voting rights.

                                    ARTICLE 6
                              NO PREEMPTIVE RIGHTS

                  No member of this Company shall have preemptive rights as provided in Minnesota Statutes, Section 322B.33.

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                                    ARTICLE 7
                          ACTION BY BOARD OF GOVERNORS

         Any action required or permitted to be taken at a meeting of the Board of Governors of this Company not needing approval by the members may be taken by written action signed by the number of governors that would be required to take such action at a meeting of the Board of Governors at which all governors are present.

                                    ARTICLE 8
                             LIMITATION ON LIABILITY

         No governor of this Company shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty by such governor as a governor; provided, however, that this Article shall not eliminate or limit the liability of a governor to the extent provided by applicable law
(i) for any breach of the governor's duty of loyalty to the Company or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 322B.56 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the governor derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any governor of the Company for or with respect to any acts or omissions of such governor occurring prior to such amendment or repeal.

         IN WITNESS WHEREOF, I have hereunto set my hand this 16 day of June, 2004.

                                          /s/ Jed D. Larkin
                                          ______________________________________
                                          Jed D. Larkin, Organizer

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